UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2024

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3642 E. US Highway 70

Claremont, North Carolina 28610

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 459-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	COMM	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2024, the Board of Directors of CommScope Holding Company, Inc. (the “Company” or “CommScope”) appointed Jennifer L. Crawford as Senior Vice President and Chief Accounting Officer of the Company, effective April 18, 2024. In this role, Ms. Crawford will be the Company’s principal accounting officer, replacing Laurie S. Oracion, who the Company previously announced will be leaving the Company.

Ms. Crawford, age 43, has served as Segment CFO for the Company’s Connectivity & Cable Solutions segment since 2021. From 2018 to 2021, she served as Segment CFO for various other business segments of the Company. From 2014 to 2018, she served in the Company’s investor relations function. Ms. Crawford holds a Bachelor of Science in Business Administration degree, majoring in Accounting, from Ohio Northern University.

Effective as of April 18, 2024, the Compensation Committee of the Board of Directors (the “Committee”) approved an increase in Ms. Crawford’s base salary to $355,000 per year and an increase in her target annual bonus amount to 55% of base salary, subject to achievement of performance goals established by the Committee. Ms. Crawford will continue to participate in the Company’s Long-Term Incentive Plan, as described in the Company’s proxy statement, and the Committee increased her annual target award opportunity to $300,000.

Ms. Crawford will enter into the Company’s standard indemnification agreement, the form of which was previously filed as Exhibit 10.22 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-190354), filed with the SEC on September 12, 2013.

Ms. Crawford also will enter into the Company’s standard severance protection agreement for new executive officers. The initial term of her agreement will continue until December 31, 2026, and will automatically extend by one year on January 1 of each year unless the Company or Ms. Crawford gives notice of non-renewal at least ninety days prior to such date, except that following a change in control of the Company (as defined in the agreement) the term may not expire prior to twenty-four months after such change in control.

The severance protection agreement provides that, in the event that Ms. Crawford’s employment is terminated during the term (i) by the Company for any reason other than for cause, death or disability or (ii) by Ms. Crawford for good reason (which definition includes, among other things, a material diminution in title or duties and a material reduction in salary or target annual bonus), she will be entitled to receive accrued compensation, any bonus or incentive compensation that has been earned but not paid prior to the termination date, and each of the following:

•
severance equal to one times her base salary at the time of the termination (“Base Salary”), payable in equal installments, in accordance with the Company’s normal payroll practices, during the twelve-month period following the termination date; provided that if such termination occurs within twenty-four months following a change in control of the Company, the severance amount will be one times the sum of her Base Salary and her target bonus for the year in which the termination occurs (or for the immediately preceding year if her target bonus for the year in which the termination occurs has not been approved at the time of the termination date), paid in a single lump sum; and
•
payment for continuation of her dependents’ health benefits under COBRA for the earlier of twelve months or when she is no longer eligible for COBRA health continuation coverage.

In addition, if Ms. Crawford’s employment is terminated during the term and within twenty-four months following a change in control of the Company (i) by the Company by reason of her disability, (ii) by reason of her death, (iii) by the Company without cause, or (iv) by her for good reason, she will be entitled to receive a pro rata bonus for the year in which the termination date occurs, based on the actual bonus she would have been paid for such year had she remained employed through the payment of such bonus

Further, if Ms. Crawford’s employment is terminated by the Company other than for cause at any time prior to the date of a change in control of the Company and such termination (i) occurred after the Company entered into a definitive agreement, the consummation of which would constitute a change in control of the Company or (ii) she reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control, such termination will be deemed to have occurred after a change in control for purposes of determining her termination benefits.

Payment of the termination benefits require Ms. Crawford to execute and not revoke a release of claims within forty-five days following her termination date and to comply with the restrictive covenants in the severance protection agreement. These covenants include confidentiality provisions and other restrictive covenants whereby Ms. Crawford agreed not to compete with the Company, not to recruit certain of the Company’s employees and independent contractors, and not to solicit certain of the Company’s customers, within certain areas over a period of one year following her termination date.

There are no family relationships between Ms. Crawford and any director or other officer of the Company or any related party transactions involving Ms. Crawford.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommScope Holding Company, Inc.
Date: April 15, 2024
	By:	/s/ Justin C. Choi
	Name:	Justin C. Choi
	Title:	Senior Vice President, Chief Legal Officer and Secretary